Exhibit 99.1

Safe and Green Development Corporation Announces Satisfaction of All Outstanding Convertible Debt

Miami, FL – October 30, 2025 – Safe and Green Development Corporation (NASDAQ: SGD) (“SG Devco” or the “Company”), a real estate and technology development company, today announced that it has satisfied in full and retired all of its outstanding convertible debt obligations.

This milestone marks a significant achievement in strengthening the Company’s balance sheet and demonstrates management’s commitment to accelerating operational momentum across its strategic growth initiatives.

“We are pleased to announce that Safe and Green Development has now fully satisfied and retired all convertible debt previously outstanding,” said David Villarreal, Chief Executive Officer of Safe and Green Development Corporation. “Eliminating this debt enhances our financial flexibility and supports our long-term goal of building sustainable value for our shareholders.”

About Safe and Green Development Corporation

Safe and Green Development Corporation is a real estate development and environmental solutions company. Formed in 2021, it focuses primarily on the direct acquisition and indirect investment in properties across the United States that are intended for future development into green single-family or multifamily housing projects. The Company wholly owns Resource Group US Holdings LLC, an environmental and logistics subsidiary operating a permitted 80+ acre organics processing facility in Florida. Resource processes source-separated green waste and is expanding into the production of sustainable, high-margin potting media and soil substrates through advanced milling technology. Its operations also include a logistics platform that provides transportation services across biomass, solid waste, and recyclable materials, supporting both in-house and third-party infrastructure needs.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are or may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements regarding management’s commitment to accelerating operational momentum across its strategic growth initiatives, eliminating the debt enhancing the Company’s financial flexibility and supporting its long-term goal of building sustainable value for shareholders . These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, and expected future developments, as well as other factors the Company believes are appropriate in the circumstances.

Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to maintain adequate liquidity and working capital, the Company’s ability to generate revenue and profitability from its real estate and environmental operations, the Company’s ability to secure and deploy future growth capital, general economic conditions, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Media and IR inquiries please contact:
info@sgdevco.com